SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (the “Agreement”) is made as of January 12, 2007 (the “Effective Date”), by and among O2Diesel Corporation, a corporation organized under the laws of the State of Delaware (“Purchaser”), ProEco Energy Company, Inc., a corporation organized under the laws of the State of South Dakota (“Company”), and each of the undersigned selling shareholders of Company (each a “Seller” and collectively the “Sellers”).

Preliminary Statements

A. Sellers own all of the issued and outstanding capital stock of Company, consisting of 85,750,000 shares of common stock, $0.0001 par value per share (“Company Shares”).

B. Purchaser desires to acquire 68,600,000 Company Shares from the Sellers, in the amounts specified on Schedule I of this Agreement (“Schedule I”), which Company Shares equal 80% of the outstanding equity interests of Company on a fully-diluted basis as of the Closing Date (as defined below), in exchange for 9,174,312 shares of Purchaser’s common stock, par value US$0.0001 per share (the “Purchaser Stock”), upon the terms and subject to the conditions contained in this Agreement (the “Purchase”);

C. The parties intend this transaction to qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

D. In separate transactions in connection with the Purchase, (i) Purchaser and Company intend to work together to construct a new fuel-grade ethanol plant (the “Ethanol Plant”) with planned capacity of 100 million gallons per year to be built in two 50-million gallon trains (each, a “Train” and collectively, “Trains”) (the “Potential Project”); and (ii) Purchaser has extended credit to Company to finance the Potential Project (the “Financing Transaction”), including but not limited to purchase of an option (“Option”) to purchase parcels of land (collectively, the “Parcels”) on which the Ethanol Plant would be constructed.

NOW, THEREFORE, for and in consideration of the premises, covenants, and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties do covenant, agree, represent, warrant, and stipulate as follows:

Agreement

1. EXCHANGE

1.1 Valuation and Issuance and Transfer of Purchaser Stock.

(a) Purchase Price. Subject to the terms and conditions set forth herein, Purchaser hereby agrees to transfer to the Sellers 9,174,312 shares of Purchaser Stock (the “Transaction Shares”). The Transaction Shares shall be distributed to the Sellers in accordance with the terms of Section 1.1(b) of this Agreement.

(b) Transfer of Transaction Shares. On the Closing Date (as defined below), Purchaser shall transfer and instruct the transfer agent to register in the name of the several Sellers 60% of the Transaction Shares (the “Closing Shares”) as set forth on Schedule I. Purchaser shall transfer and instruct the transfer agent to register in the name of the several Sellers the balance of the Transaction Shares (the “Earnout Shares”) as set forth on Schedule I upon the achievement, in the reasonable business judgment of Purchaser, of the milestones relating to the Potential Project as set forth on Schedule II of this Agreement (the “Project Milestones”). The “Closing Date” shall be the date that the Purchase closes. For avoidance of doubt, the Closing Shares and the Earnout Shares collectively shall constitute all of the Transaction Shares.

(c) Earnout Shares. The Earnout Shares shall be held in escrow with an escrow agent to be mutually agreed upon by the parties (the “Escrow Agent”), to be held by the Escrow Agent pursuant to an escrow agreement in a form and on terms to be mutually agreed upon by the parties (the “Escrow Agreement”). The Escrow Agreement will authorize the Escrow Agent to release the Earnout Shares to the several Sellers upon the achievement of the applicable Project Milestones, within fifteen (15) days of such milestone, as confirmed in writing by Purchaser to the Escrow Agent. Purchaser agrees to instruct the Transfer Agent to register any Earnout Shares so released in the name of each individual Seller as specified on Schedule I.

(d) Stockholder Agreement. In connection with this Agreement, each Seller agrees to enter into a stockholder agreement with Purchaser in a form and on terms to be mutually agreed upon by the parties (the “Stockholder Agreement”). Such terms shall include, but not be limited to, a holding period for the Closing Shares (subject to customary exceptions with respect to tender offers) to end on the later of (x) the date that the final Train is completed and demonstrated to be operational to Purchaser’s reasonable satisfaction or (y) the end of a twelve-month period, rights to one (1) demand registration and unlimited registrations on Form S-3 of the Transaction Shares (each subject to customary black-out periods), unlimited piggy-back registration rights of the Transaction Shares, representation by the Sellers as a group on the board of directors of Purchaser (“Purchaser’s Board”) based on the Sellers’ ownership of the Transaction Shares and in accordance with and subject to the listing standards of the American Stock Exchange (“AMEX”), including but not limited to the AMEX independence standards.

1.2  Transfer of Company Shares to Purchaser.

(a) Subject to the terms and conditions set forth herein, the Sellers hereby agree to jointly and severally transfer to Purchaser the Company Shares, as set forth on Schedule I on the Closing Date.

(b) On the Closing Date, Company shall transfer and instruct the transfer agent to register in the name of Purchaser the Company Shares as set forth on Schedule I.

2. REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND COMPANY

Except as set forth on the Company Disclosure Schedule attached to this Agreement as Schedule III to this Agreement (the “Company Disclosure Schedule”) and delivered to Purchaser prior to the Effective Date, the Sellers and Company, jointly and severally, represent and warrant to Purchaser as of the Effective Date as follows:

2.1 Execution and Delivery; Valid and Binding Agreements. Each Seller and the Company have duly executed and delivered this Agreement and, assuming that this Agreement is the legal, valid and binding agreement of Purchaser, this Agreement constitutes the legal, valid and binding obligations of such Seller and the Company, enforceable against each such party, in accordance with its terms.

2.2 Authority; No Breach. Each Seller and the Company have all requisite power and authority (and capacity in the case of a Seller who is an individual) to execute and deliver this Agreement and to perform their obligations hereunder (including all right, power, capacity and authority to sell, transfer, and convey the Company Shares). The execution, delivery and performance by each Seller and Company of this Agreement and the agreements provided for herein, and the consummation by Company and each Seller, as applicable, of the transactions contemplated hereby and thereby, including but not limited to the Potential Project, will not, with or without the giving of notice or the passage of time or both, directly or indirectly (A) contravene, conflict or result in a violation of (i) any provision of Company’s organizational or formation documents; (ii) any law, statute, rule, regulation, ordinance, code, directive, writ, injunction, settlement, permit, license, decree, judgment or order (collectively, “Laws”) of any governmental authority to which Company or any Seller or the assets of Company are subject, or by which the same may be bound; or (iii) any of the terms, conditions or provisions of any material contract to which Company or any Seller is a party; (B) constitute or create a default, or give rise to any right of termination, cancellation or acceleration under any material contract to which Company or any Seller is a party; (C) result in the imposition of a lien on the Company Shares or all or any portion of Company’s assets; or (D) require any filing with, or permit, consent or approval of, or the giving of any notice to, any governmental authority or third party, in each case except as specified on the Company Disclosure Schedule.

2.3 Corporate Matters. Company (i) is a corporation, duly registered, validly existing, and in good standing under the laws of its jurisdiction of organization; and (ii) has full power and authority to carry on the businesses in which it is engaged, and to own and use the properties owned and used by it. Company is duly qualified as a foreign entity in the jurisdiction set forth on the Company Disclosure Schedule and is in good standing as a foreign entity in all jurisdictions where the properties owned, leased or operated by it and relating to the business are located or where the business is conducted, except where failure to qualify or be in good standing is not reasonably likely to have a material adverse effect on the business, results of operations, prospects or financial condition of the business (a “Material Adverse Effect”). The address of Company’s principal office and all of Company’s additional places of business are listed on the Company Disclosure Schedule. Except as set forth on the Company Disclosure Schedule, during the past five (5) years, Company has not been known by or used any corporate, fictitious or other name in the conduct of Company’s business or in connection with the use or operation of its assets. The Company Disclosure Schedule lists all current directors and officers of Company. Company has no subsidiaries. Company has delivered to Purchaser copies of Company’s organizational or formation documents as currently in effect.

2.4 Capitalization. The Company Disclosure Schedule sets forth the authorized and issued capital stock of Company as of the date hereof, together with a description of the rights and preferences of each class of Company’s capital stock. As of the date hereof, there are no outstanding options, warrants, preemptive rights, indebtedness having general voting rights or debt convertible into securities having such rights or subscriptions or other rights agreements or any other outstanding security or agreement entitling the holder thereof or party thereto to acquire any capital stock of Company. The Company Shares (i) have been duly and validly issued; (ii) are fully paid and nonassesable, (iii) are held beneficially and of record solely by the Sellers as specified on Schedule I; and (iv) were not issued in violation of any preemptive rights or rights of first refusal or first offer.

2.5 Title to Company Shares. Each Seller owns good, valid and marketable title to the Company Shares owned by such Seller, free and clear of any and all liens, and upon delivery of the Company Shares to Purchaser on the Closing Date in accordance with this Agreement, good, valid and marketable title to the Company Shares, free and clear of all Liens (other than liens permitted in connection with the Financing Transaction (“Permitted Liens”)), will pass to Purchaser.

2.6 Financial Statements. The Company Disclosure Schedule sets forth true, correct and complete copies of the unaudited consolidated balance sheet of Company as of December 31, 2006 and the related statements of income for the period ended December 31, 2006 (the “Company Financial Statements”). The Company Financial Statements present fairly the financial position of Company as of the dates thereof and its results of operations for the periods covered thereby and, except as set forth on the Company Disclosure Schedule, the Company Financial Statements have been prepared in all material respects in accordance with generally accepted accounting principles as adopted and in effect within the United States (“GAAP”) consistently applied. Except as set forth in the Company Financial Statements or the Company Disclosure Schedule, (i) Company has no material liabilities, contingent or otherwise, other than (a) liabilities incurred in the ordinary course of business, and (b) obligations under contracts and commitments incurred in the ordinary course of business and not required under GAAP to be reflected in the Company Financial Statements; (ii) there has been no adverse change in the assets, business, liabilities, properties, prospects, condition (financial or otherwise) or results of operations of Company that would be likely to have a Material Adverse Effect (a “Material Adverse Change”); (iii) neither the business, condition or operations of Company nor any of its properties or assets have been materially or adversely affected as a result of any legislative or regulatory change, any revocation or change in any franchise, license or right to do business, or any other event or occurrence, whether or not insured against; and (iv) Company has not entered into any material transaction outside of the ordinary course of business or made any distribution on its capital stock or other ownership interest.

2.7 The Sellers’ Share Percentage. The Company Shares to be acquired by Purchaser represent eighty percent (80%) of all of the issued and outstanding capital stock of Company on a fully-diluted basis.

2.8 Due Diligence Information. The due diligence information presented to Purchaser by the Sellers and Company in connection with Purchaser’s due diligence investigation of Company, including each of the representations, warranties and covenants of Company and each Seller in this Agreement, is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

2.9 Litigation; Compliance with Law. Except as specified in the Company Disclosure Schedule, there is no material litigation, including but not limited to any action, suit, claim, proceeding or investigation, arbitration proceeding relating to Company or any governmental inquiry pending or, to the best of the knowledge of Company or any Seller, threatened against or affecting Company, at law or in equity, or before or by any municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and, to the best of the knowledge of Company or any Seller, there is no reasonable basis for any of the foregoing. Company is not in default with respect to any governmental order, writ, judgment, injunction or decree known to or served upon Company of any court or of any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. There is no action or suit by Company pending or threatened against others. Company has complied in all respects with all laws, rules, regulations and orders applicable to its businesses, operations, properties, assets, products and services, and Company has all necessary permits, licenses and other authorizations required to conduct its business as conducted and as proposed to be conducted, except to the extent failure to comply or obtain any such permits, licenses or authorizations will not have a Material Adverse Effect. There is no existing law, rule, regulation or order, and Company is not aware of any proposed law, rule, regulation or order, which would prohibit or materially restrict Company from, or otherwise materially and adversely affect Company in, conducting its business in any jurisdiction in which it is now conducting business or in which it proposes to conduct business.

2.10 Proprietary Information of Third Parties. No third party has claimed or has reason to claim that any person employed by or affiliated with Company has (a) violated or may be violating to any material extent any of the terms or conditions of his or her employment, non-competition, non-disclosure or similar type of agreement with such third party, (b) disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation of such third party, or (c) interfered or may be interfering in the employment relationship between such third party and any of its present or former employees, or has requested information from Company that suggests that such a claim might be contemplated. To the best of the knowledge of Company or any Seller, no person employed by or affiliated with Company has improperly utilized or proposes to improperly utilize any trade secret or any information or documentation proprietary to any former employer, and to the best of the knowledge of Company or any Seller, no person employed by or affiliated with Company has violated any confidential relationship which such person may have had with any third party, in connection with the development, manufacture or sale of any product or proposed product or the development or sale of any service or proposed service of Company, and Company has no reason to believe there will be any such employment or violation. To the best of the knowledge of Company or any Seller, none of the execution or delivery of this Agreement and the other related agreements and documents executed in connection herewith, or the carrying on of the business of Company as officers, employees or agents by any officer, director or employee of Company identified by Company and Purchaser and listed on the Company Disclosure Schedule (each, a “Company Key Employee”), or the conduct or proposed conduct of the business of Company, will materially conflict with or result in a material breach of the terms, conditions or provisions of or constitute a material default under any contract, covenant or instrument under which any such person is obligated.

2.11 Title to and Sufficiency of Assets; Insurance. Company has valid and marketable title to all of its assets now carried on its books including those reflected in the most recent balance sheet of Company which forms a part of the Company Financial Statements, or acquired since the date of such balance sheet (except personal property disposed of since said date in the ordinary course of business) free of any liens, charges or encumbrances of any kind whatsoever, except such encumbrances and liens that arise in the ordinary course of business and do not materially impair Company’s ownership or use of such property or assets or Permitted Liens. Company does not own any real property. Company is in compliance in all material respects under all leases for property and assets under which it is operating, and all said leases are valid and subsisting and are in full force and effect. The assets of Company constitute all of the assets, rights and properties that are used in the operation of Company’s business as it is now conducted or that are used or held by Company for use in the operation of Company’s business. The assets of Company are sufficient for the continued conduct of Company’s business after the Closing Date in substantially the same manner as conducted prior to the Closing Date. The Company Disclosure Schedule lists all insurance policies (by policy number, insurer, expiration date, type (i.e., “claims made” or an “occurrence” policy), amount and scope of coverage held by Company relating to Company, its assets or the business, properties or employees of Company. Such insurance policies (a) are sufficient in all material respects for compliance with all requirements of Law and for all agreements to which Company is a party and (b) provide commercially reasonable insurance coverage for the assets and operations of Company in light of present insurance market conditions.

2.12 Intellectual Property Assets. Company has, or has rights to use, all patents, patent rights, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names or copyrights, any applications for such which are in the process of being prepared and other intellectual property rights and similar rights necessary or material for use in connection with its business (collectively, “Company Intellectual Property”). The Company Intellectual Property is sufficient to permit Company to conduct its business as presently conducted, without any conflict with or infringement of the rights of others, and as proposed to be conducted, and, except as disclosed in the Company Disclosure Schedule, no claim is pending or, to the best of the knowledge of Company or any Seller, threatened to the effect that the operations of Company infringe upon or conflict with the asserted rights of any other person under any Company Intellectual Property, and, to the best of the knowledge of Company or any Seller, there is no basis for any such claim (whether or not pending or threatened). Except as disclosed in the Company Disclosure Schedule, no claim is pending or, to the best of the knowledge of Company or any Seller, threatened to the effect that any such Company Intellectual Property owned or licensed by Company, or which Company otherwise has the right to use, is invalid or unenforceable by Company, and, to the best the knowledge of Company or any Seller, there is no basis for any such claim (whether or not pending or threatened). To the best of the knowledge of Company or any Seller, all material technical information developed by and belonging to Company that has not been patented has been kept confidential. Company has not granted or assigned to any other person or entity any right to manufacture, have manufactured or assemble the products or proposed products or to provide the services or proposed services of Company. Company has no material obligation to compensate any person for the use of any Company Intellectual Property nor has Company granted to any person any license or other rights to use in any manner any Company Intellectual Property.

2.13 Assumptions, Guaranties, etc., of Indebtedness of Other Persons. Company has not assumed, guaranteed, endorsed or otherwise become directly or contingently liable for any material amount of indebtedness of any other person (including, without limitation, any liability by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in the debtor, or otherwise to assure the creditor against loss).

2.14 No Brokers or Finders. No person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or valid claim against or upon Company for any commission, fee or other compensation as a finder or broker arising out of the transactions contemplated by this Agreement.

2.15 No Material Adverse Change. Since November 30, 2006 except as set forth on the Company Disclosure Schedule: (i) there has been no Material Adverse Change in the financial condition, or in the results of operations, affairs or prospects of Company, whether or not arising in the ordinary course of business; and (ii) there have been no transactions entered into by Company, other than those in the ordinary course of business, which are material to Company.

2.16 Investment. Each Seller is acquiring his or her portion of the Transaction Shares for his or her own account and beneficial interest for investment and not for sale or with a view to, or for resale in connection with, the distribution thereof, has no present intention of selling (in connection with a distribution or otherwise), granting any participation in, or otherwise distributing the Transaction Shares, and does not presently have any reason to anticipate a change in such intention.

2.17 Accredited Investors. Each Seller is, or together with such Seller’s Purchaser Representative, as such term is defined in Rule 501(h) of Regulation D under the Securities Act of 1933, as amended (“Securities Act”), is, an “accredited investor” within the meaning of Rule 501(a) (1), (2), (3) or (7) of Regulation D under the Securities Act.

2.18 Information. Each Seller has received all information it has requested from Company that it considers necessary or appropriate for deciding whether to acquire the Purchaser Stock, including, but not limited to, information meeting the requirements of Rule 502(b) of Regulation D under the Securities Act. Each Seller has had an opportunity to ask questions and receive answers from Purchaser regarding the terms of the Transaction Shares and to obtain any additional information necessary to verify the accuracy of the information given to it.

2.19 Experience. Each Seller has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risk of an investment in Transaction Shares and is able to bear the economic risk of such investment.

2.20 Restricted Securities. Each Seller understands that the Transaction Shares are characterized as “restricted securities” under the Securities Act, inasmuch as they are being acquired from Purchaser in a transaction not involving a public offering and that under the Securities Act and applicable regulations thereunder such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, each Seller represents that he or she is familiar with Rule 144 under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. Each Seller also understands that the certificates evidencing the Transaction Shares will bear the legend set forth below:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED BY THE HOLDER FOR ITS OWN ACCOUNT, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO THE DISTRIBUTION OF SUCH SECURITIES. THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT (I) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND IN COMPLIANCE WITH SUCH STATE SECURITIES LAWS, (II) IN COMPLIANCE WITH RULE 144 UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, OR (III) UPON THE DELIVERY TO O2DIESEL CORPORATION (THE “COMPANY”) OF AN OPINION OF COUNSEL OR OTHER EVIDENCE SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION AND/OR COMPLIANCE IS NOT REQUIRED.

2.21 Material Contract Defaults. Company is not in default in any material respect under the terms of any outstanding contract, agreement, lease, or other commitment which is material to the business, operations, properties, assets, or financial condition of either of them, and there is no event of default or other event which, with notice or lapse of time or both, would constitute a default in any material respect under any such contract, agreement, lease, or other commitment in respect of which Company has not taken adequate steps to prevent such a default from occurring.

2.22 Government Authorizations. Except as set forth on the Company Disclosure Schedule, the Company has all licenses, franchises, permits, and other governmental authorizations that are legally required to enable them to conduct their business on the Effective Date, except where any failure to do so shall have a Material Adverse Effect on Company. No authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by Company or any Seller of this Agreement and the consummation by Company or any Seller of the transactions contemplated hereby.

2.23 Foreign Investors. If such Seller is not a United States person (as defined by Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended), such Seller hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for or purchase his or her portion of the Transaction Shares or any use of this Agreement, including (a) the legal requirements within its jurisdiction for the purchase of his or her portion of the Transaction Shares, (b) any foreign exchange restrictions applicable to such purchase or acquisition, (c) any government or other consents that may need to be obtained, and (d) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of his or her portion of the Transaction Shares. Such Seller’s beneficial ownership of his or her portion of the Transaction Shares will not violate any applicable securities or other laws of Seller’s jurisdiction.

2.24 Tax Matters

(a) All tax returns (whether for income taxes or any other type of tax) required to have been filed by or with respect to Company have been timely filed. All such filed tax returns are true, correct and complete in all material respects. Company has timely paid (or caused to be paid) all taxes due and owing, whether or not shown on any tax return.  No claim has ever been made by a taxing authority in a jurisdiction where Company does not file tax returns that Company is subject to taxation by that jurisdiction. Company has properly and timely withheld and paid (or is holding for payment) all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(b) Company has given to Purchaser true, correct and complete copies of (i) all income tax returns filed by the Company since its incorporation, (ii) the most recently filed tax return[s] filed by Company for all non-income tax returns, and (iii) examination reports and statements of deficiencies issued by any taxing authority with respect to Company.

(c) Company has made all required estimated tax payments sufficient to avoid any underpayment penalties with respect to taxes required to be paid by it.

(d) No Seller is a “foreign person” within the meaning of Section 1445 of the Code.

(e) Company (i) is not now and has not at any time been a member of any affiliated group required to join in the filing of consolidated federal income tax returns, and (ii) has not otherwise joined in the filing of tax returns on a consolidated, combined or unitary group basis.

(f) Company is not a party to any agreement relating to the sharing, allocation or indemnification of taxes, or any similar agreement, contract or arrangement, and does not have, by contract or otherwise, any liability for taxes of any individual, partnership, joint venture, corporation, trust, unincorporated organization, limited liability company, group, governmental authority, and any other person or entity (a “Person”) as a transferee or successor.

(g) There are no outstanding agreements, waivers or arrangements extending the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, taxes due from or payable by Company for any taxable period and no written, or to the knowledge of Company or any Seller oral, request from a taxing authority for any such waiver or extension is currently pending.

(h) No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local or foreign Law has been entered into by or on behalf of Company which would have binding effect on Company for any taxable year ending after the Closing Date. Company has not requested or received a ruling from any taxing authority or signed any agreement with a taxing authority that might impact any tax attribute of, or the amount of tax due from, Company on or after the Closing Date. Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income as a result of any change in Company’s method of accounting.

(i) (i) No audit or other proceeding by any taxing authority is pending or threatened in writing with respect to any taxes due from Company, (ii) Company has not received any written notification that such an audit or proceeding may be commenced, with respect to any taxes due from Company, (iii) to the knowledge of Company or any Seller, there is no proceeding referred to in (i) or (ii) above based upon personal contact with any agent of a taxing authority with any employee or representative of Company, and (iv) all deficiencies for taxes asserted or assessed against Company have been fully and timely paid, or otherwise settled with the relevant taxing authority, or are properly reflected in the Company Financial Statements.

(j) Other than as set forth on the Company Disclosure Schedule, there are no liens for taxes upon the assets or properties of Company, except for statutory liens for current taxes not yet due, and neither Company nor any Seller has knowledge of any audit or other proceeding relating to taxes that, if adversely determined, would result in any lien on any of the assets or properties of Company.

(k) No property owned by Company (i) is property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Code, (ii) constitutes “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code or (iii) is “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code.

(l) Company has made all necessary disclosures required by Treasury Regulations Section 1.6011-4. Company has not been a participant in a reportable transaction within the meaning of Treasury Regulations Section 1.6011-4(b). Company has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement of federal income tax under Section 6662(d) of the Code.

(m) Company has not made any payment nor is obligated to make any payment, and is not a party to any agreement that under any circumstances could obligate it to make any payment, that would be nondeductible under Section 280E of the Code.

(n) The representations and warranties of Company set forth in Section 2.6 are correct and complete with respect to any unpaid taxes, tax liabilities or tax assets of Company.

2.25 Environmental Matters. Except as set forth on the Company Disclosure Schedule, Company has not received any written, or to the knowledge of Company or any Seller oral, claim or notice alleging that Company is not in compliance with or is in violation of any Environmental Law (as defined below), or has liability or responsibility under any Environmental Law. There are no pending or, to the knowledge of Company or any Seller threatened, investigations, inquiries, administrative proceedings, actions, suits, claims, charges, complaints, demands, notices or legal proceedings against Company, Company’s business or assets, under Environmental Laws, including those that involve or relate to Environmental Conditions (as defined below), Environmental Noncompliance (as defined below) or the release, use, disposal or arranging for disposal of any Hazardous Materials (as defined below) on or from any real property used, leased or owned by Company. Except as set forth on the Company Disclosure Schedule, Company has not released any Hazardous Materials on, under or about any real property used, leased or owned by Company in quantities that are required to be reported under or that requires investigation or remediation pursuant to Environmental Law or that otherwise is in violation of any requirement of any Environmental Law. Company is in compliance with Environmental Laws. Company has not generated, stored, treated, handled, disposed of, or arranged to dispose of, Hazardous Materials in a manner or to a location that could reasonably be expected to result in liability to Company under Environmental Laws. Company has not exposed any employee or other individual to any Hazardous Materials or conditions that could reasonably be expected to form the basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand for damage to, or investigation and remediation of, any site, location or body of water (surface or subsurface), or any illness of or personal injury to any employee or individual. “Environmental Condition” means any contamination or damage to the environment caused by or relating to the use, handling, storage, treatment, recycling, generation, transportation, release, spilling, leaching, pumping, pouring, emptying, discharging, injection, escaping, disposal, dumping or threatened release of Hazardous Materials by Company or any other Person. With respect to claims by employees or any other third parties, Environmental Condition shall also include the exposure of Persons to amounts of Hazardous Materials in amounts that have been determined to be deleterious to human health. “Environmental Law” means all currently applicable federal, state and local laws, ordinances, rules and regulations and standards, policies and other governmental requirements, administrative rulings and court judgments and decrees, including all amendments, and requirements applicable under common law that relate to (1) pollution; (2) the protection of human health and safety; (3) the protection or regulation of the environment, including without limitation, air, soils, wetlands, surface and underground water; (4) aboveground or underground storage tank regulation or removal; (5) wildlife; (6) protection or regulation of natural resources; (7) radioactive materials, including without limitation radon; (8) indoor air quality; and (9) chemicals, pesticides, mold or fungus or similar substances. “Environmental Laws” include, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., the Toxic Substance Control Act, 15 U.S.C. 2601, et seq., the Federal Water Pollution Control Act, 33 U.S.C. Section 1251, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. 5101, et seq., the Clean Air Act, 42 U.S.C. Section 651, et seq., the Emergency Planning and Community Right to Know Act of 1986, 42 U.S.C. 11001, et seq., the Atomic Energy Act, 42 U.S.C. Section 2014, et seq., the National Environmental Policy Act, 42 U.S.C. Section 4321, et seq., the Endangered Species Act, 16 U.S.C. Section 1531, et seq., the Federal Insecticide, Fungicide & Rodenticide Act, 7 U.S.C. 136, et seq., and their state analogs, all applicable state superlien or environmental clean-up or disclosure statutes in the state in which Company operates or conducts business or owns, leases or uses any property, and all similar local laws, and all implementing regulations. “Environmental Noncompliance” means any violation of any Environmental Law. “Hazardous Materials” means any materials regulated as hazardous or toxic under applicable Environmental Laws, or any other material regulated, or that could result in the imposition of liability, under Environmental Laws, including, without limitation, petroleum, petroleum products, fuel oil, crude oil or any fraction thereof, derivatives or byproducts of petroleum products or fuel oil, natural gas, mold, hazardous substances, toxic substances, polychlorinated biphenyls, any materials containing more than one percent (1%) asbestos by weight and any other substance determined to present a deleterious effect on human health or the environment.

2.26 ERISA and Employee Benefits. Except as specified on the Company Disclosure Schedule, Company is not now maintaining or contributing to, nor has within the prior six (6) years ever maintained or contributed to, or been obligated to contribute to, any Benefit Plan (as defined below) or Multiemployer Plan (as defined below), has no ERISA Affiliates (as defined below) and is not otherwise subject to any provision of ERISA (as defined below). All benefit plans to which Company is a party are specified on the Company Disclosure Schedule. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended. “Benefit Plan” means an employee pension benefit plan, excluding any Multiemployer Plan, which is subject to Title IV of ERISA. “ERISA Affiliate” means with respect to any Person, any trade or business (whether or not incorporated) which is a member of a group of which such Person is a member and which would be deemed to be a “controlled group” within the meaning of Sections 414(b), (c), (m) and (o) of the Code. “Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) of ERISA to which Company or any ERISA Affiliate of Company has been obligated to contribute at any time during the past six years, or has liability.

2.27 No Other Agreement to Sell. Neither Company nor any Seller has any legal obligation, absolute or contingent, to any other Person to sell, encumber or otherwise transfer Company, Company Shares, the assets or Company’s business (in whole or in part), or effect any merger, consolidation, combination, share exchange, recapitalization, liquidation, dissolution or other reorganization involving Company, or to enter into any agreement with respect thereto.

2.28 Transactions with Certain Persons. Except as specified on the Company Disclosure Schedule, no officer, director or Seller or any member of such individual’s immediate family, or any affiliate of such individual or member of such individual’s immediate family is presently a party to any transaction or contract with Company.

3. REPRESENTATIONS AND WARRANTIES OF PURCHASER.

Except as set forth on the Purchaser Disclosure Schedule attached to this Agreement as Schedule IV to this Agreement (the “Purchaser Disclosure Schedule”) and delivered to Company prior to the Effective Date, Purchaser represents and warrants to Company and each Seller as of the Effective Date as follows:

3.1 Organization, Execution and Delivery; Valid and Binding Agreements. Purchaser has duly executed and delivered this Agreement and, assuming that this Agreement is the legal, valid and binding agreement of the Sellers and Company, this Agreement constitutes the valid and binding obligation of Purchaser, enforceable against it in accordance its terms. Purchaser is a corporation, duly registered, validly existing and in good standing under the laws of the State of Delaware. Purchaser is duly qualified as a foreign entity in the jurisdiction set forth on the Purchaser Disclosure Schedule and is in good standing as a foreign entity in all jurisdictions where the properties owned, leased or operated by it and relating to the business are located or where the business is conducted, except where failure to qualify or be in good standing is not reasonably likely to have a Material Adverse Effect. The address of Purchaser’s principal office and all of Purchaser’s additional places of business are listed on the Disclosure Schedule. Except as set forth on the Purchaser Disclosure Schedule, during the past five (5) years, Purchaser has not been known by or used any corporate, fictitious or other name in the conduct of Purchaser’s business or in connection with the use or operation of its assets. The Purchaser Disclosure Schedule lists all current directors and officers of Purchaser. Purchaser has no subsidiaries, except as set forth on the Purchaser Disclosure Schedule. Purchaser has delivered to Company copies of Purchaser’s organizational or formation documents as currently in effect.

3.2 Authority; No Breach or Conflicts. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder (including all right, power, capacity and authority to issue, sell, transfer and convey the Transaction Shares, subject to applicable federal and state securities law restrictions). The execution, delivery and performance by Purchaser of this Agreement and the agreements provided for herein, and the consummation by Purchaser of the transactions contemplated hereby and thereby, including but not limited to the Potential Project, will not, with or without the giving of notice or the passage of time or both, directly or indirectly (A) contravene, conflict or result in a violation of (i) any provision of Purchaser’s organizational or formation documents; (ii) any Laws of any governmental authority to which Purchaser or Purchaser’s assets are subject, or by which the same may be bound; (iii) or any of the terms, conditions or provisions of any material contract to which Purchaser is a party; (B) constitute or create a default, or give rise to any right of termination, cancellation or acceleration under any material contract to which Purchaser is a party; (C) result in the imposition of a lien on the Transaction Shares or all or any portion of Purchaser’s assets; or (D) require any filing with, or permit, consent or approval of, or the giving of any notice to, any governmental authority or third party, in each case except as specified on the Purchaser Disclosure Schedule.

3.3 Investment.  Purchaser is acquiring the Company Shares for its own account and beneficial interest for investment and not for sale or with a view to, or for resale in connection with, the distribution thereof, has no present intention of selling (in connection with a distribution or otherwise), granting any participation in, or otherwise distributing the Company Shares, and does not presently have any reason to anticipate a change in such intention.

3.4 Capitalization. The Purchaser Disclosure Schedule sets forth the authorized and issued capital stock of Purchaser as of the date hereof, together with a description of the rights and preferences of each class of Purchaser’s capital stock, including any conversion rights attached to any outstanding shares of preferred stock or convertible securities, any outstanding options, warrants, preemptive rights, indebtedness having general voting rights or subscriptions or other rights agreements or any other outstanding security or agreement entitling the holder thereof or party thereto to acquire any capital stock of Company. The Transaction Shares, when issued in compliance with the provisions of this Agreement, will be duly and validly issued, fully paid and non-assessable; provided, however, that the Transaction Shares are subject to restrictions on transfer under US federal or state securities laws. The issuance of the Transaction Shares is not subject to any preemptive rights or rights of first refusal.

3.5 Purchaser Reports; Financial Statements.

(a) Purchaser has made available to Company each registration statement, report, proxy statement or information statement prepared by it since December 31, 2005 (the “Audit Date”) and filed with the US Securities and Exchange Commission (“SEC”), including the Purchaser’s Annual Report on Form 10-K-SB for the year ended December 31, 2005, each in the form (including exhibits, annexes and any amendments thereto) as filed with the SEC. Purchaser has filed or furnished all forms, statements, reports and documents required to be filed or furnished by it with the SEC pursuant to applicable securities statutes, regulations, policies and rules since the Audit Date (the forms, statements, reports and documents filed or furnished with the SEC since the Audit Date and those filed or furnished with the SEC subsequent to the date of this Agreement, if any, including any amendments thereto, the “Reports”). Except as set forth in the Purchaser Disclosure Schedule, each of the Reports, at the time of its filing (including any amendments), complied or will comply in all material respects with the applicable requirements of the Securities and Exchange Act of 1934, as amended (“Exchange Act”) and the rules and regulations thereunder and complied in all material respects with then applicable accounting standards. As of its respective dates (or, if amended, as of the date of such amendment), the Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b) Each of the consolidated balance sheets included in or incorporated by reference into the Reports (including the related notes and schedules) fairly presents the consolidated financial position of Purchaser as of its date and each of the consolidated statements of income, shareholders’ equity and cash flows included in or incorporated by reference into the Reports (including any related notes and schedules) fairly presents, or in the case of Reports filed after the date hereof, will fairly present, the net income, total shareholders’ equity and net increase in cash and cash equivalents, as the case may be, of Purchaser for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein. Except as set forth in the Purchaser Financial Statements or the Purchaser Disclosure Schedule, (i) Purchaser has no material liabilities, contingent or otherwise, other than (a) liabilities incurred in the ordinary course of business, and (b) obligations under contracts and commitments incurred in the ordinary course of business and not required under GAAP to be reflected in the Purchaser Financial Statements; (ii) there has been no adverse change in the assets, business, liabilities, properties, prospects, condition (financial or otherwise) or results of operations of Purchaser that would be likely to have a Material Adverse Change; (iii) neither the business, condition or operations of Purchaser nor any of its properties or assets have been materially or adversely affected as a result of any legislative or regulatory change, any revocation or change in any franchise, license or right to do business, or any other event or occurrence, whether or not insured against; and (iv) Purchaser has not entered into any material transaction outside of the ordinary course of business or made any distribution on its capital stock or other ownership interest.

3.6 Due Diligence Information. The due diligence information presented to the Sellers and Company by Purchaser in connection with their due diligence investigation of Purchaser, including each of the representations, warranties and covenants of Purchaser in this Agreement, is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

3.7 Litigation; Compliance with Law. Except as disclosed on the Purchaser Disclosure Schedule, there is no material litigation, including but not limited to any action, suit, claim, proceeding or investigation, arbitration proceeding relating to Purchaser or any governmental inquiry pending or, to the best of Purchaser’s knowledge, threatened against or affecting Purchaser, at law or in equity, or before or by any municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and, to the best of Purchaser’s knowledge, there is no reasonable basis for any of the foregoing. Purchaser is not in default with respect to any governmental order, writ, judgment, injunction or decree known to or served upon Purchaser of any court or of any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. There is no action or suit by Purchaser pending or threatened against others. Purchaser has complied in all respects with all laws, rules, regulations and orders applicable to its businesses, operations, properties, assets, products and services, and Purchaser has all necessary permits, licenses and other authorizations required to conduct its business as conducted and as proposed to be conducted, except to the extent failure to comply or obtain any such permits, licenses or authorizations will not have a Material Adverse Effect. There is no existing law, rule, regulation or order, and Purchaser is not aware of any proposed law, rule, regulation or order, which would prohibit or materially restrict Purchaser from, or otherwise materially and adversely affect Purchaser in, conducting its business in any jurisdiction in which it is now conducting business or in which it proposes to conduct business.

3.8 Proprietary Information of Third Parties. No third party has claimed or has reason to claim that any person employed by or affiliated with Purchaser has (a) violated or may be violating to any material extent any of the terms or conditions of his employment, non-competition, non-disclosure or similar type of agreement with such third party, (b) disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation of such third party, or (c) interfered or may be interfering in the employment relationship between such third party and any of its present or former employees, or has requested information from Purchaser that suggests that such a claim might be contemplated. To the best of Purchaser’s knowledge, no person employed by or affiliated with Purchaser has improperly utilized or proposes to improperly utilize any trade secret or any information or documentation proprietary to any former employer, and to the best of Purchaser’s knowledge, no person employed by or affiliated with Purchaser has violated any confidential relationship which such person may have had with any third party, in connection with the development, manufacture or sale of any product or proposed product or the development or sale of any service or proposed service of Purchaser, and Purchaser has no reason to believe there will be any such employment or violation. To the best of Purchaser’s knowledge, none of the execution or delivery of this Agreement and the other related agreements and documents executed in connection herewith, or the carrying on of the business of Purchaser as officers, employees or agents by any officer, director or key employee of Purchaser identified by Company and Purchaser and listed on the Purchaser Disclosure Schedule (each, a “Purchaser Key Employee”), or the conduct or proposed conduct of the business of Purchaser, will materially conflict with or result in a material breach of the terms, conditions or provisions of or constitute a material default under any contract, covenant or instrument under which any such person is obligated.

3.9 Title to and Sufficiency of Assets; Insurance. Purchaser has valid and marketable title to all of its assets now carried on its books including those reflected in the most recent balance sheet of Purchaser which forms a part of the Reports, or acquired since the date of such balance sheet (except personal property disposed of since said date in the ordinary course of business) free of any liens charges or encumbrances of any kind whatsoever, except such encumbrances and liens that arise in the ordinary course of business and do not materially impair Purchaser’s ownership or use of such property or assets. Purchaser does not own any real property. Purchaser is in compliance in all material respects under all leases for property and assets under which it is operating, and all said leases are valid and subsisting and are in full force and effect. Purchaser’s assets constitute all of the assets, rights and properties that are used in the operation of Purchaser’s business as it is now conducted or that are used or held by Purchaser for use in the operation of Purchaser’s business. The Purchaser Disclosure Schedule lists all insurance policies (by policy number, insurer, expiration date, type (i.e., “claims made” or an “occurrence” policy), amount and scope of coverage held by Purchaser relating to Purchaser, its assets or the business, properties or employees of Purchaser. Such insurance policies (a) are sufficient in all material respects for compliance with all requirements of Law and for all agreements to which Purchaser is a party and (b) provide commercially reasonable insurance coverage for the assets and operations of Purchaser in light of present insurance market conditions.

3.10 Intellectual Property Assets. Purchaser has, or has right to use all patents, patent rights, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names or copyrights, any applications for such which are in the process of being prepared and other intellectual property rights and similar rights necessary or material for use in connection with its business (collectively, “Purchaser Intellectual Property”). The Purchaser Intellectual Property is sufficient to permit Purchaser to conduct its business as presently conducted, and, except as disclosed in the Purchaser Disclosure Schedule, no claim is pending or, to the best of Purchaser’s knowledge, threatened to the effect that the operations of Purchaser infringe upon or conflict with the asserted rights of any other person under any Purchaser Intellectual Property, and, to the best of Purchaser’s knowledge, there is no basis for any such claim (whether or not pending or threatened). Except as disclosed in the Purchaser Disclosure Schedule, no claim is pending or, to the best of Purchaser’s knowledge, threatened to the effect that any such Purchaser Intellectual Property owned or licensed by Purchaser, or which Purchaser otherwise has the right to use, is invalid or unenforceable by Purchaser, and, to the best of Purchaser’s knowledge, there is no basis for any such claim (whether or not pending or threatened). To the best of Purchaser’s knowledge, all material technical information developed by and belonging to Purchaser that has not been patented has been kept confidential. Purchaser has not granted or assigned to any other person or entity any right to manufacture, have manufactured or assemble the products or proposed products or to provide the services or proposed services of Purchaser. Purchaser has no material obligation to compensate any person for the use of any Purchaser Intellectual Property nor has Purchaser granted to any person any license or other rights to use in any manner any Purchaser Intellectual Property, except as set forth on the Purchaser Disclosure Schedule.

3.11 Assumptions, Guaranties, etc. of Indebtedness of Other Persons. Purchaser has not assumed, guaranteed, endorsed or otherwise become directly or contingently liable for any material amount of indebtedness of any other person (including, without limitation, any liability by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in the debtor, or otherwise to assure the creditor against loss).

3.12 No Brokers or Finders. Except as set forth on the Purchaser Disclosure Schedule, no person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or valid claim against or upon Purchaser for any commission, fee or other compensation as a finder or broker arising out of the transactions contemplated by this Agreement.

3.13 No Material Adverse Change. Since the date of Purchaser’s last report Form 10-Q-SB as filed with the SEC (including any amendments) and as specified in the Purchaser Disclosure Schedule: (i) there has been no Material Adverse Change affecting Purchaser, whether or not arising in the ordinary course of business; and (ii) there have been no transactions entered into by Purchaser, other than those in the ordinary course of business, which are material to Purchaser.

3.14 Investment. The Purchaser is acquiring the Company Shares for investment and not for sale or with a view to, or for resale in connection with, the distribution thereof, has no present intention of selling (in connection with a distribution or otherwise), granting any participation in, or otherwise distributing the Company Shares, and does not presently have any reason to anticipate a change in such intention.

3.15 Information. Purchaser has received all information requested from Company, including the Company’s business plan and feasibility study, and the Sellers that it considers necessary or appropriate for deciding whether to acquire the Company Shares. Purchaser has had an opportunity to ask questions and receive answers from Company and the Sellers regarding the terms of the Company Shares and to obtain any additional information necessary to verify the accuracy of the information given to it.

3.16 Material Contract Defaults. Purchaser is not in default in any material respect under the terms of any outstanding contract, agreement, lease, or other commitment which is material to the business, operations, properties, assets, or financial condition of either of them, and there is no event of default or other event which, with notice or lapse of time or both, would constitute a default in any material respect under any such contract, agreement, lease, or other commitment in respect of which the Purchaser has not taken adequate steps to prevent such a default from occurring.

3.17 Government Authorizations. Purchaser has all licenses, franchises, permits, and other governmental authorizations that are legally required to enable them to conduct their business in all material respects as conducted on the Effective Date, except where any failure to do so shall have a Material Adverse Effect on Purchaser. No authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby.

3.18 Accuracy of Information. Neither this Agreement nor any document furnished to the Company or the Sellers in connection with the negotiation, execution and delivery of this Agreement or the transaction contemplated hereby, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein not materially misleading.

4. CONTINUING COVENANTS

From and after the execution and delivery of this Agreement, the parties agree as follows:

4.1 Stockholder and AMEX Approval. Purchaser agrees to use reasonable efforts to obtain approval of the issuance of the Transaction Shares and the Potential Project from Purchaser stockholders and any necessary approvals from AMEX. Company and each Seller agree to cooperate fully with Purchaser and provide such information as Purchaser may reasonably request in order to obtain such approvals.

4.2 Notice of Developments. Each party will give prompt written notice to the other party of any material adverse development causing a breach or likely breach of any of its covenants in this Agreement.

4.3 Access. Each party will provide to the other party and such party’s employees, agents, representative and advisors (including counsel and accountants (collectively, “Representatives”), complete access to all information necessary to complete its due diligence review and to cooperate fully with such party in connection with its due diligence review, in each case as specified in this Agreement and in the letter of intent, dated November 30, 2006, between Purchaser and Company (the “LOI”).

4.4 No Negotiations. Company and each Seller agree to immediately cease any existing discussion or negotiation with any Person (other than Purchaser) conducted prior to the date of this Agreement with respect to (a) any proposed, potential or contemplated acquisition of Company Shares, any assets of Company or (b) participation in the Potential Project, except as needed to negotiate any agreements or transactions in connection with the Potential Project as contemplated in this Agreement. Company and each Seller will refrain, and will cause each of their respective Representatives to refrain, from taking, directly or indirectly, any action (x) to solicit or initiate the submission of any proposal or indication of interest from any Person (other than Purchaser) relating to an acquisition of Company Shares, assets of Company or any merger, consolidation, combination, share exchange, recapitalization, liquidation or dissolution involving Company, or participation in the Potential Project (except as needed to negotiate any agreements or transactions in connection with the Potential Project as contemplated in this Agreement), (y) to participate in any discussion or negotiations regarding, or furnish to any Person any information with respect to, or that may reasonably be expected to lead to, an acquisition of Company Shares, assets of Company or any merger, consolidation, combination, share exchange, recapitalization, liquidation or dissolution involving Company, or participation in the Potential Project (except as needed to negotiate any agreements or transactions in connection with the Potential Project contemplated in this Agreement) or any proposal or indication of interest relating to any of the foregoing) with any Person (other than Purchaser or (z) to authorize, engage in, or enter into any agreement or understanding (other than with Purchaser) with respect to an acquisition of Company Shares, assets of Company or any merger, consolidation, combination, share exchange, recapitalization, liquidation or dissolution involving Company, or participation in the Potential Project (except as needed to negotiate any agreements or transactions in connection with the Potential Project as contemplated in this Agreement) or any proposal or indication of interest relating to any of the foregoing. If any proposal described in this Section 4.4 is received by Company or any Seller, such party(ies) agrees to promptly notify Purchaser in writing and disclose the material terms of any such proposal (including the identify of the prospective purchaser) to Purchaser, and such party(ies) will notify any prospective purchaser of their obligations hereunder and assure that any disclosure does not violate any agreement binding on Company.

4.5 Operational Restrictions during the Build-Out Period. During the period specified as the build-out period in the EPC Contracts (as defined below), Company shall take such steps as are required to insure that the Ethanol Plant shall be a nameplated facility nameplated to produce ethanol at a level of at least 100 million gallons of production a year.

4.6 Tax Treatment. The parties acknowledge and agree that each party intends that the exchange of the Company Shares for the Transaction Shares as contemplated by this Agreement is intended to be a reorganization under Section 368(a) of the Code. The parties shall cooperate to implement the transactions contemplated by this Agreement in a manner consistent with this Section 4.6 and shall report such transactions for federal income tax purposes in a manner that is consistent with this Section 4.6.

4.7 Permits. The Company will use its reasonable efforts to obtain the DENR/EPA Air Quality Permits.

5. CLOSING CONDITIONS

5.1 Conditions to the Obligations of Purchaser. The obligations of Purchaser to consummate this Agreement and close the transactions contemplated hereunder are subject to the satisfaction or waiver of each of the following conditions on or prior to the Closing Date:

(a) Representations and Warranties. The representations and warranties of Company and each of the Sellers contained in this Agreement (and in any certificates delivered by Company or any Seller pursuant to this Agreement) will be true and correct in all respects as of the Closing Date.

(b) Compliance with Covenants. All of the covenants and obligations to be complied with and performed by Company and/or any Seller on or before the Closing Date shall have been duly complied with and performed in all material respects.

(c) Closing Documents. On the Closing Date, Company and/or the Sellers shall have delivered or caused to be delivered to Purchaser the duly executed closing documents specified below:

(i) certificates representing the Company Shares, duly endorsed or accompanied by stock powers duly executed in blank and otherwise in a form acceptable for transfer on the books of Company;

(ii) copies of resolutions of Company’s board of directors and stockholders authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including but not limited to the Potential Project, and of Company’s Certificate of Incorporation and Bylaws, as amended, all as certified by Company’s corporate secretary;

(iii) an incumbency certificate executed by Company’s corporate secretary;

(iv) a certificate executed by Company and each Seller attesting that each of Company and each Seller has complied with all of the obligations and covenants of Company or any Seller set forth in Section 4 of this Agreement;

(v) a cross-receipt executed by each Seller, in a form reasonably satisfactory to Purchaser and each Seller;

(vi) certificates from the State of South Dakota and from each jurisdiction where Company is qualified to do business, dated no earlier than ten (10) days prior to the Closing Date, as to the good standing of Company in such jurisdictions;

(vii) a legal opinion of Buckmaster Law Offices, PC in a form satisfactory to Purchaser;

(viii) the Stockholder Agreement;

(ix) the Escrow Agreement;

(x) employment agreements, retention agreements, consulting agreements or other similar type of agreement with Key Company Employees or consultants identified by Purchaser and Company and specified in the Company Disclosure Schedule, in each case in a form and on terms mutually acceptable to the parties and as approved by Purchaser’s Board (the “Company Employment Contracts”);

(xi) executed offtake or marketing agreement(s) for purchase of the Ethanol Plant production (the “Production Agreement”) in a form and on terms mutually acceptable to the parties;

(xii) evidence reasonably acceptable to Purchaser that Company has purchased or made payments toward the purchase of the Option; and

(xiii) documentation reasonably satisfactory to Purchaser of out-of-pocket fees and expenses associated with the acquisition and permitting of the Parcels and the planning, engineering and design of the Ethanol Plant (the “Plant Expenses”).

(d) Company Required Consents. Company and/or the Sellers shall have delivered or caused to be delivered to Purchaser the consents, permits, waivers or other approvals and copies of the notices set forth in the Company Disclosure Schedule, including, but not limited to government consents and third party consent, and all such consents must be in full force and effect.

(e) Approval of Issuance of the Transaction Shares. (i) Purchaser’s stockholders shall have approved the issuance of the Transaction Shares and (ii) Purchaser shall have received approval from AMEX, to the extent such approval is required, for the issuance of the Transaction Shares.

(f) Approval of Potential Project. Purchaser’s Board and a majority of Purchaser’s stockholders shall have approved the Potential Project.

(g) Absence of Litigation. As of the Closing Date, no Law shall have been adopted, promulgated, entered, enforced or issued by any governmental authority, or action, claim, suit or proceeding shall be pending or threatened before any court, other governmental authority or arbitrator which is reasonably likely to (i) enjoin, restrain or prohibit the consummation of the transactions contemplated by this Agreement, including the Potential Project, or any Transaction Document (as defined below), (ii) have the effect of making illegal or otherwise prohibiting the transactions contemplated hereby or by any Transaction Document or (iii) materially adversely affect, including through the imposition of any requirement to divest or hold separate any assets or segments of the business of Company, the right of Purchaser following the Closing Date to own the Company Shares.

(h) Material Adverse Change. There shall have been no Material Adverse Change affecting Company or any Seller during the period from the Effective Date to the Closing Date.

(i) Satisfactory Completion of Purchaser’s Due Diligence. Purchaser shall have completed its due diligence review of (i) the business, assets, contracts, prospects and financial condition of Company, (ii) the Potential Project, including but not limited to financial and business models, contracts, assets, permits, prospects and operations and (iii) the Parcels, including but not limited to reviews of title, environmental matters and suitability of the Parcels for construction of the Ethanol Plant, and Purchaser shall be satisfied in all respects with the results of such due diligence in each case.

(j) Financing Commitment for Potential Project. Purchaser shall have obtained a firm commitment to raise capital, either through debt or equity financing, or both, on terms mutually acceptable to the parties for construction of the first Train.

(k) Capital for Purchase of Parcels. Purchaser shall have raised sufficient capital, or have a commitment for such capital, to make the final payment on the Parcels.

(l) Engineering, Procurement and Construction Contracts. Company shall have in place definitive forms of engineering, procurement and construction contracts (“EPC Contracts”) in a form and on terms mutually acceptable to the parties. For avoidance of doubt, the EPC Contracts do not need to be executed, but each contract must be subject only to execution by the relevant parties.

(m) Permits. Company shall have obtained all necessary permits required for the construction and operation of the Ethanol Plant.

(n) Performance Bond. Company shall have in place a performance bond, if required, reasonably satisfactory to Purchaser for the work to be performed by the contractors pursuant to the EPC Contracts.

(o) Insurance. Company shall insure all facilities and equipment comprising and related to the Potential Project, including but not limited to the Ethanol Plant, with an insurer and on terms that in each case are reasonably satisfactory to Purchaser.

5.2 Conditions to the Obligations of Company and the Sellers. The obligations of Company and each of the Sellers to consummate this Agreement and close the transactions contemplated hereunder are subject to the satisfaction or waiver of each of the following conditions on or prior to the Closing Date:

(a) Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement (and in any certificates delivered by Purchaser pursuant to this Agreement) will be true and correct in all respects as of the Closing Date.

(b) Compliance with Covenants. All of the covenants and obligations to be complied with and performed by Purchaser on or before the Closing Date shall have been duly complied with and performed in all material respects.

(c) Closing Documents. On the Closing Date, Purchaser shall have delivered or caused to be delivered to Company the duly executed closing documents set forth below:

(i) certificates representing the Closing Shares, duly endorsed or accompanied by stock powers duly executed in blank and otherwise in a form acceptable for transfer on the books of Purchaser;

(ii) copies of resolutions of Purchaser’s Board and stockholders authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including but not limited to the Potential Project and issuance of the Transaction Shares, and of Purchaser’s Certificate of Incorporation and Bylaws, as amended, all as certified by Purchaser’s corporate secretary;

(iii) an incumbency certificate executed by Purchaser’s corporate secretary;

(iv) a certificate executed by Purchaser attesting that Purchaser has complied with all obligations and covenants of Purchaser set forth in Section 4 of this Agreement;

(v) a cross-receipt executed by Purchaser, in a form reasonably satisfactory to Purchaser and each Seller;

(vi) a certificate from the State of Delaware, dated no earlier than ten (10) days prior to the Closing Date, as to the good standing of Purchaser in the State of Delaware;

(vii) a legal opinion of Arnold & Porter llp as to the valid issuance and non-assessability of the Transaction Shares;

(viii) the Stockholder Agreement;

(ix) the Escrow Agreement;

(x) employment agreements, retention agreements, consulting agreements or other similar type of agreement with those certain key Purchaser employees identified by Purchaser and Company and specified in the Purchaser Disclosure Schedule, in each case in a form and on terms mutually acceptable to the parties (the “Purchaser Employment Contracts”, and together with this Agreement, the LOI, the Stockholder Agreement, the Escrow Agreement, the Company Employment Contracts, the EPC Contracts, the Production Agreement and the Mutual Disclosure Agreement, dated December 8, 2006, by and between Purchaser and Company, the “Transaction Documents”);

(xi) evidence of transfer of funds as directed by Purchaser to reimburse Company of the documented, out-of-pocket fees and expenses associated with the acquisition and permitting of the Parcels and the planning, engineering and design of the Ethanol Plant up to, but not including the Closing Date; and

(xii) a commitment letter for financing of the first Train.

(d) Required Consents. Purchaser shall have delivered or caused to be delivered to Company the consents, permits, waivers or other approvals and copies of the notices set forth in the Purchaser Disclosure Schedule, including but not limited to government consents, third party consents and any approval that may be required from AMEX.

(e) Absence of Litigation. As of the Closing Date, no Law shall have been adopted, promulgated, entered, enforced or issued by any governmental authority, or action, claim, suit or proceeding shall be pending or threatened before any court, other governmental authority or arbitrator which is reasonably likely to (i) enjoin, restrain or prohibit the consummation of the transactions, including the Potential Project, contemplated by this Agreement or any Transaction Document, (ii) have the effect of making illegal or otherwise prohibiting the transactions contemplated hereby or by any Transaction Document or (iii) materially adversely affect, including through the imposition of any requirement to divest or hold separate any assets or segments of the business of Purchaser, the right of any Seller following the Closing Date to own the Transaction Shares.

(f) Financing Commitment for Potential Project. Purchaser shall have obtained a firm commitment to raise capital, either through debt or equity financing, or both, on terms mutually acceptable to the parties for construction of the first Train.

(g) Material Adverse Change. There shall have been no Material Adverse Change affecting Purchaser during the period from the Effective Date to the Closing Date.

(h) Satisfactory Completion of Company’s Due Diligence. Company shall have completed its due diligence review of the business, assets, contracts and financial condition of Purchaser and shall be satisfied in all respects with the results of such due diligence.

(i) Purchaser’s Capital Structure. Company shall have completed a review of Purchaser’s capital structure as set forth in the Purchaser Disclosure Schedule and shall be satisfied in all respects with such capital structure.

6. TERMINATION

6.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) by mutual written agreement of the parties;

(b) by Purchaser, if Company or any Seller has committed a material breach of any provision of this Agreement that has not been cured within thirty (30) days of written notice of such material breach;

(c) by Company or any Seller, if Purchaser has committed a material breach of any provision of this Agreement that has not been cured within thirty (30) days of written notice of such material breach;

(d) by any party hereto, if an order, decree, ruling, judgment or injunction has been entered by any governmental authority of competent jurisdiction permanently restraining, enjoining or otherwise limiting or prohibiting the consummation of the transaction, including but not limited to the Potential Project, contemplated by this Agreement and such order, decree, ruling, judgment or injunction has become final and non-appealable;

(e) by any party, if the parties are unable to consummate a financing transaction on mutually acceptable terms from mutually acceptable financial institutions or other mutually acceptable entities for construction of the Ethanol Plant; or

(f) automatically, without any action by any party, if the Closing has not occurred before 5 p.m., Newark, Delaware time, on the Maturity Date (as defined in the Loan Agreement, dated as of December 22, 2006, by and among Company as Borrower, the Sellers as Pledgors and Purchaser as Lender, of the term loans made available by Purchaser to Company in the Financing Transaction).

6.2 Effect of Termination. If this Agreement is terminated as provided in Section 7.1, then all further obligations under this Agreement shall terminate and no party hereto shall have any liability in respect of the termination of this Agreement; provided, however, that the confidentiality obligations of each party described in Section 4.5 will survive any such termination; provided further that no such termination will relieve any party from liability for any breach of any representation, warranty, covenant or agreement set forth in this Agreement prior to such termination and in the event of such breach, the parties to this Agreement shall be entitled to exercise any and all remedies available under law or equity in accordance with this Agreement and, if such termination resulted from a breach of any covenant in this Agreement by the breaching party(ies), the non-breach party(ies) shall be entitled to be reimbursed by the breaching party(ies) for any and all reasonable out-of-pocket expenses incurred by such non-breaching part(ies) in connection with this Agreement, the transactions contemplated hereby and/or such breach of covenant.

7. MISCELLANEOUS

7.1 Remedies Cumulative; Remedies Not Waived. Except as provided in Section 6.7no remedy herein conferred upon the parties is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. No course of dealing between the parties, nor any delay on the part of the parties in exercising any rights hereunder, shall operate as a waiver of any of the rights of any of the parties, either individually or in the aggregate.

7.2 Waiver and Amendment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and to their respective heirs, legal representatives, successors and assigns. This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings of any and every nature among them. This Agreement shall not be changed, modified or amended except by a writing signed by the parties hereto.

7.3 Assignability. Neither party may assign or transfer this Agreement or its rights hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld.

7.4 Disclosure Schedules. With respect to information contained in either the Company Disclosure Schedule or the Purchaser Disclosure Schedule, each party shall use reasonable best efforts to provide specific cross-references to each representation and warranty that is modified or otherwise affected by such information; provided, that absent any such cross-reference, information disclosed on the Company Disclosure Schedule or the Purchaser Disclosure Schedule, as applicable, for any individual representation or warranty shall be deemed to be disclosed under and incorporated into any other representation or warranty for the respective party if the relevance of such information to such other representation or warranty is reasonably apparent.

7.5 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be sent by registered or certified mail (return receipt requested and postage prepaid), transmitted by telecopy, or delivered by hand, by messenger or by a recognized overnight delivery service, addressed as follows, or to such other address as such party may have from time to time furnished to the other party in writing:

If to the Purchaser:	O2Diesel Corporation
Suite 301
100 Commerce Drive
Newark, DE 19713
Facsimile: (302) 266-7076

If to the Company:	Pro Eco Energy Company, Inc.
P.O. Box 261
Belle Fourche, South Dakota 57717
Facsimile: (605) 892-6337

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given (i) if sent by registered or certified mail, the earlier of receipt and five (5) Business Days after dispatch, (ii) if transmitted by telecopy, on the Business Day of confirmed receipt by the addressee thereof, and (iii) if delivered in person or by overnight courier, on the Business Day delivered.

7.6 Expenses. Each party shall pay its expenses, including attorneys fees, in connection with this Agreement and the transactions contemplated hereby.

7.7 Counterparts. This Agreement may be executed in several counterparts, and each executed copy shall constitute an original instrument, but all such counterparts shall together constitute but one and the same instrument. Facsimiles of signatures shall be deemed to be originals.

7.8 Headings; Construction. The headings of the several sections, divisions or subsections of this Agreement shall not be construed to constitute any part or to affect the meaning of any such sections, divisions or subsections. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption of burden of proof shall arise favoring or not favoring any party by virtue of the authorship of any of the provisions of this Agreement.

7.9 Severability. If any provision of this Agreement or portion of any provision, or the application thereof to any person or circumstance, shall, to any extent, be held invalid or unenforceable, the remainder of this Agreement or the remainder of such provision and the application thereof to other persons or circumstances, other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

7.10 Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. The parties hereby waive all rights to a trial by jury. If either party shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

7.11 Compliance Required. The obligations of each of the parties arising pursuant to this Agreement shall be expressly conditioned upon the full compliance by the other party hereto with the terms set forth this Agreement and in the other Transaction Documents.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Share Exchange Agreement to be executed and delivered by their respective corporate officers thereunto duly authorized on the day and year first above written.

COMPANY:

ProEco Energy Company, Inc.

By:	/s/ Dale S. Barker
Name: Dale S. Barker
Title: President

SELLERS:

/s/ Dale S. Barker
Name: Dale S. Barker

/s/ Barbara Pyle
Name: Barbara Pyle

/s/ Wesley W. Buckmaster
Buckmaster Law Offices, PC
By: Wesley W. Buckmaster
Title: President

IN WITNESS WHEREOF, the parties hereto have caused this Share Exchange Agreement to be executed and delivered by their respective corporate officers thereunto duly authorized on the day and year first above written.

By:	/s/ Bud Harris
Name: Bud Harris

[EXECUTED IN SEPARATE COUNTERPART]

IN WITNESS WHEREOF, the parties hereto have caused this Share Exchange Agreement to be executed and delivered by their respective corporate officers thereunto duly authorized on the day and year first above written.

By:	/s/ Roy Buck
Name: Roy Buck

[EXECUTED IN SEPARATE COUNTERPART]

IN WITNESS WHEREOF, the parties hereto have caused this Share Exchange Agreement to be executed and delivered by their respective corporate officers thereunto duly authorized on the day and year first above written.

By:	/s/ Sam Glover
Name: Sam Glover

[EXECUTED IN SEPARATE COUNTERPART]

IN WITNESS WHEREOF, the parties hereto have caused this Share Exchange Agreement to be executed and delivered by their respective corporate officers thereunto duly authorized on the day and year first above written.

By:	/s/ Jim Dowling
Name: Jim Dowling

[EXECUTED IN SEPARATE COUNTERPART]

IN WITNESS WHEREOF, the parties hereto have caused this Share Exchange Agreement to be executed and delivered by their respective corporate officers thereunto duly authorized on the day and year first above written.

By:	/s/ George McKeever
Name: George McKeever

[EXECUTED IN SEPARATE COUNTERPART]

IN WITNESS WHEREOF, the parties hereto have caused this Share Exchange Agreement to be executed and delivered by their respective corporate officers thereunto duly authorized on the day and year first above written.

PURCHASER:

O2Diesel Corporation

By:	/s/ Alan Rae
Name: Alan Rae
Title: Chief Executive Officer

SCHEDULE I

COMPANY SHARES TO BE EXCHANGED

Name	No. of Shares	Certificate No.	Percent of Total Company Shares
Dale Barker Barbara Pyle Buckmaster Law Offices, PC Jim Dowling George McKeever Sam Glover Roy Buck Bud Harris	30,000,000 13,800,000 6,896,000 3,672,000 3,904,000 3,440,000 3,672,000 3,216,000	010 011 012 013 014 015 016 017	43.73 20.12 10.05 5.35 5.69 5.01 5.35 4.69	% % % % % % % %

Total	68,600,000		100%

I-1

TRANSACTION SHARES TO BE EXCHANGED

	Total No. of Shares		Release Schedule for Earnout Shares
Name	Closing Shares	Earnout Shares	20%	20%
Dale Barker Barbara Pyle Buckmaster Law Offices, PC Jim Dowling George McKeever Sam Glover Roy Buck Bud Harris	2,407,254 1,107,337 553,347 294,648 313,264 276,031 294,648 258,057	1,604,836 738,225 368,898 196,432 208,843 184,021 196,432 172,039	802,418 369,112 184,449 98,216 104,422 92,010 98,216 86,020	802,418 369,113 184,449 98,216 104,421 92,011 98,216 86,019

Total	5,504,586	3,669,726	1,834,863	1,834,863

I-2

Schedule II
Project Milestones

Milestone	Percentage of Earnout Shares to be Distributed

1. Completion of construction on first Train	20% of the Earnout Shares

2. Commencement of construction on the final Train	20% of the Earnout Shares

II-1

SCHEDULE III

UPDATED COMPANY DISCLOSURE SCHEDULE AS OF 3/19/07

Schedule 2.2	Authority; No Breach

Sellers and Company have all requisite authority to execute and deliver the Agreement and to perform the obligations defined therein. In doing so the execution of the Agreement is not a breach of any organizational formation document or the violation of any statute, rule, regulation, ordinance, quote or other law.

Schedule 2.3	Corporate Matters

A copy of the Company’s Articles of Incorporation and any amendments thereto; applicable resolutions; by-laws containing a current list of all shareholders, officers and directors of the company are attached hereto as Schedule III paragraph 2.3 exhibits.

Schedule 2.4	Capitalization

Pro has issued Certificates to 8 shareholders representing 85,750,000 shares which is 85.75% of the total authorized stock of 100,000,000 shares with a par value of $.0001 (1/1000).

Schedule 2.6	Financial Statement

The Company came into existence on November 21, 2006. The only cash proceeds received in the Company are loan funds advanced pursuant to the Term Loan Agreement and attending documents and an advance from one of the Company's stockholders.

Schedule 2.9	Litigation; Compliance With Law

None

Schedule 2.10	Proprietary Information of Third Parties

None

Schedule 2.11	Title to and Sufficiency of Assets; Insurance

The Company has not acquired title to any capital assets.

Schedule 2.15	No Material Adverse Change

None

III-1

Schedule 2.22	Government Authorizations

The Company is in the process of making applications for all governmental permits, licenses and franchises required to complete the potential Project.

Schedule 2.24	Tax Matters

No tax returns have been filed nor are any tax returns presently past due.

Schedule 2.25	Environmental Matters

None

Schedule 2.26	ERISA and Employee Benefits

The Company reaffirms the representations in paragraph 2.26 of the Agreement.

Schedule 2.28	Transactions with Certain Persons

Everett (Bud) Harris is a first cousin of Dale S. Barker who will assist with procurement activities.

III-2

Schedule IV

Updated Purchaser Disclosure Schedule as of 3/19/07

Schedule 3.1	Organization, Execution and Delivery; Valid and Binding Agreements

Foreign Qualifications

Maryland
California
Colorado
Ohio
Texas
Virginia
Brazil
Ireland
United Kingdom
Spain

Other Names

AAE Technologies International Plc

Directors & Officers

Alan Rae, Chief Executive Officer, Director & Secretary
Richard Roger, President and Chief Operating Officer
David Shipman, Chief Financial Officer
Arthur Meyer, Chairman of the Board of Directors
David Koontz, Director
E. Holt Williams, Director
Hendrik Rethwilm, Director
Karim Jobanputra, Director
Gerson Santos-Leon, Director

Subsidiaries

Name	State or Jurisdiction of Organization
O2Diesel, Inc.	Delaware
O2Diesel Químicos, Ltda.	Brazil
O2Diesel R&D SPA, S.L.	Spain
O2Diesel Europe PLC	Ireland

Schedule 3.2	Authority; No Breach or Conflicts

None.

IV-1

Schedule 3.4	Capitalization

Authorized Shares
Issued as of 12/31/06	75,125,014
Restricted shares issued to Richard Roger as of 12/31/06	500,000
Options issued as of 12/31/06	7,500,000
Warrants remaining as of 12/31/06	12,306,636
Issued and Outstanding as of 12/31/06	95,431,650

Schedule 3.5	Purchaser Reports; Financial Statements

None.

Schedule 3.7	Litigation; Compliance with Law

None.

Schedule 3.8	Proprietary Information of Third Parties

Purchaser Key Employees

Alan Rae
David Shipman
Richard Roger

Schedule 3.9	Title to and Sufficiency of Assets; Insurance

Provided under separate cover

Schedule 3.10	Intellectual Property Assets

None.

Schedule 3.12	No Brokers or Finders

Tom Slunecka

Schedule 3.13	No Material Adverse Change

None.

IV-2